RESEARCH INDUSTRIES CORPORATION

6864 South 300 West
Midvale, Utah  84047




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 3, 1995

The Annual Meeting (Meeting) of the shareholders of Research Industries Corporation will be held at the Marriott Hotel, Salon D, 75 South West Temple, Salt Lake City, Utah, on Friday, November 3, 1995, at 10:00 a.m. local time, to consider and act upon the following matters:

     1.To elect six directors to serve for a one year term

     2.To approve an Amendment to the Company's Articles of Incorporation changing its name to Research Medical, Inc. and,

     3.To transact any other such business as may properly come before the Meeting or any adjournments thereof.

Proxy designations and instructions are being solicited by the Board of Directors. For the reasons stated herein, your Board of Directors unanimously recommends that you vote FOR these proposals. A Proxy Statement, Proxy Card and a copy of the Annual Report on Form 10-K is being provided to each shareholder.

The Board of Directors has fixed the close of business on September 5, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof.


By Order of the Board of Directors,




V. Kelly Randall
Secretary

October 4, 1995


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN ORDER TO ENSURE REPRESENT-ATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.


PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Research Industries Corporation (the "Company") of proxy designations and instructions ("Proxy" or "Proxies") for voting at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on November 3, 1995, at the time, place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, dated October 4, 1995, and at any adjournments thereof. It is anticipated that this Proxy Statement will be mailed on or about October 4, 1995. Proxies may be designated and voting directed on the enclosed Proxy Card.

All duly executed Proxies completed pursuant to this solicitation and received prior to the Meeting or any adjournments thereof will be voted in accordance with their terms. Any proxy may be revoked in writing by the person giving it by sending or delivering a revocation in written form to the Secretary of the Company at any time before the proxy's exercise, or by the shareholder's vote in person at the Meeting. In order that a sufficient number of shares may be represented and voted on the matters to come before the Meeting, you are urged to execute and return your proxy card promptly.

The cost of the Board's soliciting Proxies will be borne by the Company. In addition to solicitations by mail, directors, officers or regular employees of the Company may solicit Proxies on behalf of the Board in person, by telephone, telegraph or telefax. The Company will reimburse brokers, custodians, nominees, and fiduciaries for their expenses in forwarding proxy material to the beneficial owners.

VOTING MATTERS / SIGNIFICANT SHAREHOLDERS

Shareholders of record at the close of business on September 5, 1995 (the Record
Date) will be entitled to vote at the Meeting and any adjournments thereof.
As of the record date there were approximately 1,200 shareholders of record and approximately 84% of the outstanding shares were held by nominees who hold shares for many additional shareholders. Shareholders are entitled to one vote per share of Common Stock, $.50 par value, of the Company ("Common Stock") held on the Record Date. As of the Record Date, the Company had outstanding 9,440,816 shares of Common Stock entitled to vote. The Company knows of no person or group that was the beneficial owner of more than 5% of the Company's Common Stock as of the Record Date, except for Gary L. Crocker, 6864 South 300 West, Midvale, Utah who is a beneficial owner of 5.64% of the outstanding shares as of that date.

ELECTION OF DIRECTORS
(ITEM 1 ON PROXY CARD)

It is proposed to elect six persons to the Board of Directors of the Company to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. All current Directors have been nominated for re-election. Management recommends a vote FOR all of the nominees for Director. Management has no reason to believe that any of these nominees will be unwilling or will be unable to serve. However, in the event that any of the nominees should not be willing or will be unable to serve as a Director, it is intended that management-held proxies will be voted for the election of such other person as shall be nominated by the Board of Directors.

The Board of Directors has established three committees. The Executive Committee acts through delegated authority from the Board of Directors on routine matters not deemed to require consideration by the full Board. It also considers certain matters and makes recommendations to the full Board including the nomination of prospective Directors. The Compensation Committee has been established to con-sider salary and benefit matters for the executive officers and key personnel of the Company. The Compensation Committee also administers the Company's stock op-tion plans. The Audit Committee assists the Board in areas of financial report-ing matters, internal controls and compliance with financial polices of the Company, meeting with its auditors when appropriate.

The Board of Directors met five times during the past fiscal year. The Execu-tive Committee met six times, the Audit Committee met twice and the Compensation Committee met once during the year. All the Directors attended more than 75% of the meetings of the Board of Directors and the Committees on which they serve. Directors who are not also officers of the Company are paid $1,000 for attending each Board meeting. Each member of the Executive, Audit and Compensation Committee who is not also an officer receives $250 for attendance at each committee meeting.

NOMINEES FOR DIRECTOR AND SHARE OWNERSHIP

The following table and footnotes show information about the nominees for elec-tion as Directors of the Company along with information as to the securities of the Company beneficially owned by each nominee and by all nominees and officers of the Company as a group as of the Record Date. The information is furnished by the respective nominees and officers. No nominee or officer beneficially own-ed more than 1% of the Common Stock outstanding on the Record Date, except as follows: Mr. Crocker - 5.64%, Mr. Haynie - 1.26%, and all nominees, directors and officers as a group 13.14%. Where a nominee or officer has a right to acquire shares of Common Stock within 60 days of the Record Date, through the exercise of stock options, these shares of Common Stock are treated as beneficially owned by the individual and the group.

                                                    Common Stock of the
                                                    Company Beneficially
                                                  Owned Directly or Indirectly
                                                    as of Record Date

                                                              No.
                                                  Director   Shares  Right to
Name           Age  Principal Occupation            Since    Owned    Acquire


*Gary L.        44  Chairman of the Board,
Crocker             President and Chief
                    Executive Officer of the
                    Company                         1983     310,111  222,000

*SLouis M.      68  Director and General Counsel
Haynie              of the Company; Former Vice
                    President of the Company
                    (1968-1991)                     1968      71,655   46,831

 .Edward M.      53  Partner, William Blair & Co.
Blair, Jr.          (an investment firm)
                    Trustee, Chicago Dock and
                    Canal Trust                     1984      52,232   31,858

*.SSterling D.  69  Senior Lecturer/Systems
Sessions            Management, Naval
                    Postgraduate School;
                    Monterey, California.
                    Professor of Management
                    Emeritus and Dean of
                    Business School at Weber
                    State University; Ogden,
                    Utah (1975-1990).  Director,
                    Daw Technologies, Inc.          1986       1,369   13,858

 .SCharles J.    67  Retired Executive Vice
Aschauer, Jr.       President and Director of
                    Abbott Laboratories, Boston
                    Scientific Corporation and
                    Quadra Logic Technologies,
                    Inc.                            1989      23,500    5,304

SWilliam A.     59  Professor of Surgery,
Gay, Jr.            Washington University School
                    of Medicine, Barnes
                    Hospital; St Louis, Mo.
                    Chairman of Cardiothoracic
                    Surgery, Montefiore
                    Hospital; Bronx, NY (1992-
                    1995).  Professor and
                    Chairman, Department of
                    Surgery, University of Utah
                    School of Medicine (1984-
                    1992)                           1991      11,482   13,451

All Directors
and Officers as
a Group (11
persons)                                                     590,635  648,791


* Member of Executive Committee
 . Member of Audit Committee
S Member of Compensation Committee


PROPOSAL TO APPROVE A NAME CHANGE FOR THE COMPANY
(ITEM 2 ON PROXY CARD)

The Board of Directors has approved, subject to shareholder ratification, amending the Articles of Incorporation of Research Industries Corporation to change the name of the Company to Research Medical, Inc. Management of the Company and the Board of Directors believe the name Research Medical, Inc. is more reflective of the Company's primary business purposes and is consistent with the name under which the majority of its products are being sold. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE `FOR'' THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY TO THE CONTRARY IN THEIR PROXIES.

EXECUTIVE OFFICERS

Name             Age  Present Office and Experience


Gary L. Crocker    44 Chairman of the Board, President and Chief
                      Executive Officer since 1983.

Mark W. Winn       45 Vice President and Chief Financial Officer since
                      1991. Vice President and Chief Financial Officer at Gory Associated Industries (A division of Elcor Corporation) 1985-1991.

Michael N. Kelly   60 Senior Vice President of Operations.  Vice
                      President 1983-1995.

Clyde H. Baker     45 Senior Vice President.  Vice President from 1987-
                      1994.

James C. McRea     45 Vice President of Technical and Scientific Affairs
                      since 1989.

V. Kelly Randall   44 Secretary/Treasurer and Corporate Controller.
                      Corporate Controller from 1991 to 1994. Senior Manager with Ernst & Young (1986-1991).


A three year contract exists with Mr. Crocker to serve as President and Chief Executive Officer of the Company. The Board agreed to sponsor Mr. Crocker for election to the Board, to vote their shares of Common Stock for his election and to sustain him as a member of the Executive Committee of the Board.

There are no other arrangements or understandings between any of the executive officers and any other person pursuant to which he was selected as an officer. Each of the executive officers was elected to serve as such for a term ending at the meeting of the Board held in conjunction with the Annual Meeting of Shareholders or until their successor has been elected.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for the Chief Executive Officer and the Company's other most highly compensated executive officers during the fiscal year ended June 30, 1995 who were serving as executive officers on June 30, 1995 with compensation greater than $100,000.




SUMMARY COMPENSATION TABLE
                                                  LONG-TERM
                                                  COMPENSAT
                                    ANNUAL           ION
                                 COMPENSATION      AWARDS

NAME AND                                                     ALL OTHER
PRINCIPAL POSITION     YEAR   SALARY1    BONUS    OPTIONS(#) COMPENSATION2


Gary L. Crocker,      1995    $216,796   $50,543     30,000     $5,078
  President and CEO
                      1994     202,727    57,013     30,000      3,890


                      1993     189,793    80,033     30,000      3,732

Clyde H. Baker, Sr.   1995     142,755     1,546      9,000      2,880
  Vice President
                      1994     105,591     4,539      9,405      2,291
                      1993     105,953     9,082      5,985      1,376

James C. McRea,  Vice 1995      90,000    19,047      8,100      2,144
  President
                      1994      65,981    10,439      7,920      1,522
                      1993      63,751    10,751      5,040        531



1  Mr. Baker's salary includes his sales commission overrides.
2   Represents the Company's contribution to the 401(k) plan on behalf of the named executive.

OPTION GRANTS IN LAST FISCAL YEAR
The following table lists information concerning the nonqualified stock options that were granted to the named executives during fiscal 1995 under the Company's Long-Term Equity Based Incentive Plan and/or the 1994 Supplemental Equity Based Incentive Plan. No stock appreciation rights (SARs) were granted during fiscal 1995.


                            % OF                       POTENTIAL REALIZABLE
                            TOTAL                            VALUE AT
                           OPTIONS                     ASSUMED ANNUAL RATES
                           GRANTED                              OF
                             TO                             STOCK PRICE
                          EMPLOYEE  EXERCISE             APPRECIATION FOR
                 OPTIONS    S IN      PRICE   EXPIRAT   10 YEAR OPTION TERM
                 GRANTED   FISCAL      PER      ION             AT
NAME               (#)      YEAR      SHARE     DATE      5%         10%
Gary L. Crocker   30,000    23.6%    $14.625  1/19/05  $685,187  $1,350,932

Clyde H. Baker    9,000     7.0%     $14.625  1/19/05   205,556    405,280

James C. McRea    8,100     6.3%     $14.625  1/19/05   185,001    364,752




The assumed annual rates of appreciation of 5% and 10% would result in stock prices of $37.46 and $59.66, respectively. Over the past 5 years the market price of the Company's stock has grown at a compounded average annual rate of 28.75%.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES
The following table lists information concerning nonqualified stock options that were exercised by the named executives shown below during fiscal 1995, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of June 30, 1995, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the year-end market price of the shares subject to such option on June 30, 1995.

                                         NUMBER OF
                 SHARES                 UNEXERCISED      VALUE OF UNEXERCISED
                 ACQUIRED             OPTIONS AT YEAR-   IN-THE-MONEY OPTIONS
                   ON                     END (#)          AT YEAR-END ($) 1
                 EXERCIS    VALUE    EXERCISA  UNEXERCI              UNEXERCI
NAME                E     REALIZED     BLE      SABLE    EXERCISABLE     BLE

Gary L. Crocker  60,000   $873,650   222,000         0   $3,168,758        $0

Clyde H. Baker        0          0    58,125         0      857,923         0

James C. McRea        0          0    42,165         0      584,038         0



1Calculated on the basis of the last reported sale price per share for the Company's Common Stock on the Nasdaq National Market System of $23.00 on June 30, 1995.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (Committee) is a group of outside directors responsible for evaluating executive compensation and making recommendations to the Board of Directors related to such compensation. The Committee has the primary responsibility for establishing the compensation package for Mr. Gary L. Crocker, Chief Executive Officer of the Company. Mr. Crocker establishes the compensation packages for the other executive officers, subject to the Committee's review and the Board's approval.

The Company's executive compensation policies and programs seek to achieve two fundamental goals: (1) to increase the Company's performance and shareholder value by linking a portion of executive officer compensation to the Company's financial performance, and (2) to reward superior executive performance with pay incentives adequate to retain them in the future in the face of considerable competition for executive talent within the biomedical industry.

Compensation for each of the Company's executive officers consists of a base salary,an annual bonus and long-term incentive compensation in the form of stock option grants. Mr. Crocker's base salary and annual stock option award are established in his current employment agreement. The criteria for payment of an incentive bonus isalso specified in his employment agreement and is based on the achievement of certain health care earnings performance goals as compared to the Board approved budget and prior year health care results. The level of bonus varies based on the level of achievement of these goals. Mr. Clyde H. Baker, Senior Vice President, receives the majority of his annual bonus in the form of overrides on the incremental annual increase in medical product sales. This override is redefined annually with Mr. Crocker. A portion of Mr. Baker's bonus is based on his achievement of personal incentive goals. All other executive officers can obtain a bonus of up to 25% of their base salaries. One half of these bonuses are based on achievement of specific company earnings objectives and the other half is based on their achievement of personal incentive goals.

Annual stock option awards under the Long-Term Equity Based Incentive Plan and the Supplemental Equity Based Incentive Plan for executive officers (excluding Mr. Crocker) are recommended to the Board by Mr. Crocker based on his assessment of individual performance in terms of personal goal performance, personal contribution and initiative and the individual's level of management responsibility. Mr. Crocker presents his listing of officers and awards to the Committee for approval.

Mr.Crocker has received the annual bonus and stock option awards provided for in his employment agreement based on the performance criteria established in that agreement.

No member of the Committee is a former or current officer or employee of the Company, except Mr. Haynie, who was an officer and employee prior to 1992.

Members of the Compensation Committee

Sterling D. Sessions, Chairman
Charles J. Aschauer, Jr.
William A. Gay, Jr.
Louis M. Haynie


PERFORMANCE GRAPH

The following chart compares the change in the cumulative total shareholder return on the Company's Common Stock of a peer group and Nasdaq Stock Market indices shown below. The comparisons assume $100 invested at the close of trading on June 30, 1990. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


         Company  Market    Peer
  Date    Index    Index   Index

 6/29/90 100.000  100.000  100.000
 7/31/90 116.667   95.222   96.601
 8/31/90 133.333   83.289   86.392
 9/28/90  96.154   75.551   80.755
10/31/90  98.718   72.537   78.669
11/30/90 106.410   78.975   88.468
12/31/90 146.154   82.343   93.691
 1/31/91 174.359   91.110  107.688
 2/28/91 176.923   99.834  117.044
 3/28/91 203.846  106.541  128.020
 4/30/91 192.308  107.201  125.485
 5/31/91 215.385  112.147  132.663
 6/28/91 230.769  105.582  124.535
 7/31/91 246.154  111.783  135.870
 8/30/91 241.026  117.114  140.511
 9/30/91 241.026  117.695  143.144
10/31/91 315.385  121.587  152.048
11/29/91 302.564  117.539  149.405
12/31/91 334.615  131.432  175.537
 1/31/92 257.692  139.307  172.808
 2/28/92 298.077  142.409  166.589
 3/31/92 257.692  135.818  154.197
 4/30/92 211.538  130.022  139.848
 5/29/92 207.692  131.697  138.149
 6/30/92 200.000  126.603  129.652
 7/31/92 238.461  130.829  134.829
 8/31/92 215.385  126.920  131.631
 9/30/92 219.231  131.393  129.777
10/30/92 246.154  136.298  135.148
11/30/92 280.769  146.974  145.053
12/31/92 273.077  152.493  150.530
 1/29/93 246.154  157.032  143.769
 2/26/93 196.154  151.396  125.470
 3/31/93 180.769  155.967  125.046
 4/30/93 211.538  149.726  119.233
 5/28/93 192.308  158.733  125.677
 6/30/93 201.923  159.753  127.372
 7/30/93 192.308  160.037  127.219
 8/31/93 173.077  168.365  125.219
 9/30/93 134.615  173.083  126.299
10/29/93 130.769  177.086  129.407
11/30/93 150.000  171.509  126.082
12/31/93 165.384  176.557  128.244
 1/31/94 173.077  182.181  139.316
 2/28/94 175.000  180.251  136.069
 3/31/94 142.308  169.190  123.145
 4/29/94 134.615  166.978  121.212
 5/31/94 136.538  167.187  121.135
 6/30/94 123.077  160.613  116.732
 7/29/94 128.846  164.414  119.632
 8/31/94 169.231  174.411  130.485
 9/30/94 169.231  174.174  133.033
10/31/94 192.308  177.187  134.719
11/30/94 205.769  171.016  135.020
12/30/94 211.538  170.813  137.223
 1/31/95 225.000  171.506  142.041
 2/28/95 250.000  180.389  147.398
 3/31/95 269.231  185.389  154.698
 4/28/95 271.154  190.803  157.152
 5/31/95 273.077  195.694  159.199
 6/30/95 353.846  210.732  173.009


INDEPENDENT AUDITORS

The accounting firm of KPMG Peat Marwick LLP, Salt Lake City, Utah, conducted the audit of the Company's financial statements for the year ended June 30, 1995. The Board of Directors plans to appoint the firm of KPMG Peat Marwick LLP to perform the same services for the year ending June 30, 1996. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting and will be available to respond to appropriate questions and will be afforded the opportunity to make a statement if they wish to do so.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any shareholders' proposals need to be received by July 31, 1996, in order to be reviewed for inclusion in the Proxy Statement for the 1996 Annual Meeting. COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed.

Based solely on its review of the copies of such reports received or representations from Reporting Persons that no Forms 5 were required, the Company believes that during fiscal 1995 all Reporting Persons complied with all applicable filing requirements, except Mr. Haynie who filed his May report approximately 7 days late as he was out of town on the date the report was required to be filed.

OTHER MATTERS

Management does not know of any other business to be presented at the meeting. Should any matter come before the meeting, however, the persons named in the proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

The Company's Annual Report on Form 10-K is being provided to each shareholder along with this Proxy Statement and the enclosed Proxy Card. Any Shareholder not receiving a copy of the 1995 Annual Report on Form 10-K should contact V. Kelly Randall at (801) 562-0200.


By order of the Board of Directors,

V. Kelly Randall